Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2018 RESULTS

New York, NY – March 12, 2019 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the fourth quarter and full year 2018.

Highlights

•	Net income for the fourth quarter was $7.0 million, or $0.24 per share, compared to net loss of $90.7 million, or $3.12 per share, in the fourth quarter of 2017. Net income for the quarter reflects the impact of a loss on vessel sales, including held for use impairment charges, of $2.5 million. Net income excluding these items was $9.4 million, or $0.32 per share.
•	Time charter equivalent (TCE) revenues(A) for the fourth quarter were $93.0 million, compared to $65.1 million in the fourth quarter of 2017.
•	Adjusted EBITDA(B) for the fourth quarter was $46.2 million, compared to $23.1 million in the same period of 2017.
•	Cash(C) was $117.6 million as of December 31, 2018; total liquidity was $167.6 million, including $50.0 million undrawn revolver.
•	Sold and delivered four older vessels (a 2001-built VLCC, a 2001-built Aframax, a 1998-built MR, and a 2004-built MR) to buyers during the quarter.
•	Announces reauthorization of $30 million share repurchase program for a 24-month period.

“2018 was an important year for us, as we executed on our stated strategy of disciplined capital allocation,” said Lois K. Zabrocky, International Seaways’ president and CEO. “We capitalized on attractive asset values at the bottom of the cycle, increasing the size and reducing the age profile of our fleet and enhancing our earnings power ahead of a market recovery without issuing equity. Our significant operating leverage to a market recovery was evident in the fourth quarter, as our cash flow and earnings immediately reflected the stronger rate environment and we returned to profitability. During the year, we also maintained our strong balance sheet, increasing total liquidity to $167.6 million and ending the year once again with one of the lowest net loan to value profiles in the sector.”

Ms. Zabrocky continued, “We are encouraged by the strength of the tanker market in the fourth quarter and how the market is developing thus far in 2019. While the exact timing for a sustained recovery is not yet clear, we see optimistic signs to support a balanced market in the near term led by increasing exports out of the U.S. Gulf and sustained growth in global oil demand. In addition, we continue to expect the upcoming IMO 2020 regulations will boost demand for both crude and product tankers as overall crude volumes are set to increase and new trading patterns for petroleum products develop. Going forward, our priorities remain to provide safe, reliable service to energy customers, maintain strong corporate governance standards, and continue to effectively allocate capital for the benefit of shareholders.”

Fourth Quarter 2018 Results

Net income for the fourth quarter of 2018 was $7.0 million, or $0.24 per diluted share, compared to a net loss of $90.7 million, or $3.12 per diluted share, in the fourth quarter of 2017. The increased net income in the fourth quarter of 2018 primarily reflects an increase in TCE revenues of $27.9 million and a decrease in vessel impairment charges of $79.0 million compared with the fourth quarter of 2017. In addition, the quarter-over-quarter improvement reflects a decrease in vessel expenses. These positive factors were partially offset by increases in charter hire expenses, principally attributable to the Company’s Lightering business, a decrease in equity in income of affiliated companies and an increase in interest expense. The net loss for the fourth quarter of 2017 reflected the impact of vessel impairment charges of $81.1 million.

1

Consolidated TCE revenues for the fourth quarter of 2018 were $93.0 million, compared to $65.1 million in the fourth quarter of 2017. Shipping revenues for the fourth quarter of 2018 were $100.6 million, compared to $69.4 fourth in the fourth quarter of 2017.

The reduction in equity in income of affiliated companies was principally attributable to increased interest expense for the two FSO joint ventures in the fourth quarter of 2018 compared to the fourth quarter of 2017 as a result of drawdowns on debt facilities aggregating $220 million during April 2018. In addition, earnings generated by the LNG joint venture during the fourth quarter of 2018 were lower than the fourth quarter of 2017 as a result of costs resulting from machinery damage on two of the joint venture’s vessels.

The increase in interest expense in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily attributable to the impact of debt facilities entered into by the Company during the second quarter of 2018 in connection with the completion of the acquisition of six VLCCs from Euronav NV, and higher average interest rates under the Company’s 2017 Credit Agreement.

Adjusted EBITDA was $46.2 million for the quarter, compared to $23.1 million in the fourth quarter of 2017, principally driven by higher daily rates.

Crude Tankers

TCE revenues for the Crude Tankers segment were $71.6 million for the quarter compared to $42.1 million in the fourth quarter of 2017. This increase primarily resulted from the impact of higher average blended rates in the VLCC, Suezmax and Aframax sectors, with spots rates climbing to approximately $31,700, $30,600 and $19,000, per day, respectively, aggregating approximately $18.4 million. The impact of increased revenue days (see Full Year 2018 Results below) in the VLCC sector accounted for $8.0 million. The balance of the increase was substantially attributable to higher activity in the Company’s Lightering business in the 2018 quarter compared with the fourth quarter of 2017. Shipping revenues for the Crude Tankers segment were $79.0 million for the quarter compared to $46.3 million in the fourth quarter of 2017.

Product Carriers

TCE revenues for the Product Tankers segment were $21.5 million for the quarter, compared to $23.0 in the fourth quarter of 2017. This decrease primarily resulted from the impact of a decline in revenue days (see Full Year 2018 Results below) in the MR sector, accounting for $6.3 million of the change. This was mostly offset by the impact of higher average daily blended rates earned by the LR1 and MR fleets, with spot rates rising to approximately $22,200 and $12,900 per day, respectively, aggregating approximately $4.9 million. Shipping revenues for the Product Carriers segment were $21.6 million for the quarter, compared to $23.1 million in the fourth quarter of 2017.

Full Year 2018 Results

Net loss for the full year ended December 31, 2018 was $88.9 million, or $3.05 per diluted share, compared with net loss of $106.1 million, or $3.64 per diluted share, for the full year 2017. The 2017 results reflect $88.4 million in vessel impairment charges and $9.2 million of costs associated with the Company’s debt refinancing. During 2018, the loss from vessel operations decreased to $54.5 million from $107.9 million in 2017. This improvement resulted primarily from a decreased loss on disposal of vessels including impairments of $67.2 million and reductions in third-party debt modification fees, depreciation and amortization, and vessel expenses. The impacts of these items were partially offset by a decline in TCE revenues and an increase in charter hire expenses, which was principally attributable to increased activity in the Company’s Lightering business. In addition, there was a year-over-year decrease in equity in income of affiliated companies of $19.5 million and an increase in interest expense of $19.0 million.

2

Consolidated TCE revenues for the full year ended December 31, 2018 were $243.1 million, compared to $275.0 million for full year 2017. Shipping revenues for the full year ended December 31, 2018 were $270.4 million compared to $290.1 million for the prior full year.

The reduction in equity in income of affiliated companies was principally attributable to decreases in earnings from the two FSO joint ventures as charter rates in the five-year service contracts that commenced during the third quarter of 2017 are lower than the charter rates included in the service contracts under which the FSO joint ventures had previously operated. In addition, interest expense for the two FSO joint ventures increased in 2018 compared to 2017 as a result of drawdowns on debt facilities aggregating $220 million during April 2018. In addition, revenue generated by the LNG joint venture during 2018 was lower than revenue generated during 2017 as a result of offhire claims resulting from machinery damage on two of the joint venture’s vessels during 2018.

The increase in interest expense was primarily attributable to the impact of debt facilities entered into by the Company during the second quarter of 2018 in connection with the completion of acquisition of six VLCCs from Euronav NV, accounting for $12.8 million, with the higher average outstanding principal balances under the Company’s 2017 Credit Agreement than under the 2014 facility that it replaced late in the second quarter of 2017 and higher related interest rates accounting for the balance.

Adjusted EBITDA was $68.3 million for the full year 2018, compared to $117.8 million for the full year 2017.

Crude Tankers

TCE revenues for the Crude Tankers segment were $175.5 million for the full year 2018, compared to $178.8 million for the full year 2017. This decrease resulted primarily from the impact of lower average blended rates in the VLCC, Aframax and Panamax sectors, with spot rates for the VLCC, Aframax and Panamax sectors declining to approximately $18,900, $12,800 and $13,000, respectively, aggregating approximately $32.7 million. In addition, there was a decrease of $11.9 million associated with the sale of the Company’s only ULCC, which was idle in 2018 prior to its sale in June 2018. Increased revenue in the Lightering business; 347 fewer drydock days in the Panamax fleet in 2018 compared with 2017; and the additions of nine modern vessels (two 2017-built Suezmaxes, which both delivered to the Company in July 2017, a 2010-built VLCC that delivered in November 2017, and a 2015-built and five 2016-built VLCCs, which delivered to the Company in June 2018), substantially offset the declines noted above. The disposals of six older vessels (the 2003-built ULCC noted above, a 2000-built VLCC, a 2001-built VLCC, two 2001-built Aframaxes and a 2002-built Panamax) partially offset the impact of the aforementioned increase in revenue days attributable to the vessel additions.

Shipping revenues for the Crude Tankers segment were $202.4 million for the full year 2018, compared to $192.4 million for the full year 2017.

Product Carriers

TCE revenues for the Product Carriers segment were $67.6 million for the full year 2018, compared to $96.2 million for the full year 2017. This decrease was partly due to a decline in average daily blended rates earned by the MR and LR2 fleets, with spot rates declining to approximately $10,100 and $12,700 per day, respectively, which accounted for $4.8 million of the decline in TCE revenues. 2,265 fewer revenue days, driven by the sale of seven MRs between August 2017 and December 2018 and the redelivery of three MRs to their owners between December 2017 and June 2018 at the expiry of their respective bareboat charters contributed $23.3 million to the overall decline. Shipping revenues for the Product Carriers segment were $68.0 million for the full year 2018, compared to $97.7 million for the full year 2017.

3

Vessel Sales

During the quarter, the Company sold a 2001-built VLCC and a 2001-built Aframax, which both delivered to buyers in October 2018, and two older MRs, which delivered to buyers in December 2018.

Share Repurchase Reauthorization

On March 5, 2019, the Company’s Board of Directors reauthorized the Company’s $30 million share repurchase program for a 24-month period. The amount and timing of any repurchases made under the stock repurchase program will depend on a variety of factors, including market conditions and available liquidity. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.

Conference Call

The Company will host a conference call to discuss its fourth quarter 2018 results at 9:00 a.m. Eastern Time (“ET”) on Tuesday, March 12, 2019.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Tuesday, March 12, 2019 through 11:59 p.m. ET on Tuesday, March 19, 2019 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10129184.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 48 vessels as of December 31, 2018, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 11 Panamaxes/LR1s and 10 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

4

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2018 for the Company, which will be filed subsequent to the date of this release, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

5

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$71,370	$47,437	$177,206	$177,347
Time and bareboat charter revenues	5,508	11,290	25,961	55,106
Voyage charter revenues	23,670	10,699	67,194	57,648
Total Shipping Revenues	100,548	69,426	270,361	290,101

Operating Expenses:
Voyage expenses	7,514	4,332	27,261	15,106
Vessel expenses	32,384	35,039	135,003	141,235
Charter hire expenses	14,825	9,355	44,910	41,700
Depreciation and amortization	18,683	20,610	72,428	78,853
General and administrative	6,777	6,567	24,304	24,453
Third-party debt modification fees	13	110	1,306	9,240
Separation and transition costs	-	116	-	604
Loss on disposal of vessels and other property,
including impairments	2,487	81,449	19,680	86,855
Total operating expenses	82,683	157,578	324,892	398,046
Income/(loss) from vessel operations	17,865	(88,152)	(54,531)	(107,945)
Equity in income of affiliated companies	6,932	8,698	29,432	48,966
Operating income/(loss)	24,797	(79,454)	(25,099)	(58,979)
Other income/(expense)	249	317	(3,715)	(5,818)
Income/(loss) before interest expense and income taxes	25,046	(79,137)	(28,814)	(64,797)
Interest expense	(18,204)	(11,570)	(60,231)	(41,247)
Income/(loss) before income taxes	6,842	(90,707)	(89,045)	(106,044)
Income tax benefit/(provision)	116	(13)	105	(44)
Net income/(loss)	$6,958	$(90,720)	$(88,940)	$(106,088)

Weighted Average Number of Common Shares Outstanding:
Basic	29,155,028	29,061,657	29,136,634	29,159,440
Diluted	29,222,543	29,061,657	29,136,634	29,159,440

Per Share Amounts:
Basic and diluted net income/(loss) per share	$0.24	$(3.12)	$(3.05)	$(3.64)

The Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which requires that an employer classify and report the service cost component in the same line item or items in the statement of operations as other compensation costs arising from services rendered by the pertinent employees during the period and disclose by line item in the statement of operations the amount of net benefit cost that is included in the statement of operations. The other components of net benefit cost would be presented in the statement of operations separately from the service cost component and outside the subtotal of income from operations. The Company adopted this accounting standard on January 1, 2018 and has applied the guidance retrospectively.

6

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$58,313	$60,027
Voyage receivables	94,623	58,187
Other receivables	5,246	4,411
Inventories	3,066	3,270
Prepaid expenses and other current assets	5,912	5,881
Current portion of derivative asset	460	16
Total Current Assets	167,620	131,792

Restricted Cash	59,331	10,579
Vessels and other property, less accumulated depreciation	1,330,795	1,104,727
Vessel held for sale, net	-	5,108
Deferred drydock expenditures, net	16,773	30,528
Total Vessels, Deferred Drydock and Other Property	1,347,568	1,140,363
Investments in and advances to affiliated companies	268,322	378,894
Long-term derivative asset	704	886
Other assets	5,056	1,970
Total Assets	$1,848,601	$1,664,484

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$22,974	$22,805
Payable to OSG	34	367
Current installments of long-term debt	51,555	24,063
Current portion of derivative liability	707	-
Total Current Liabilities	75,270	47,235
Long-term debt	759,112	528,874
Long-term portion of derivative liability	1,922	-
Other liabilities	2,442	2,721
Total Liabilities	838,746	578,830

Equity:
Total Equity	1,009,855	1,085,654
Total Liabilities and Equity	$1,848,601	$1,664,484

7

Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended December 31,
	2018	2017

Cash Flows from Operating Activities:
Net loss	$(88,940)	$(106,088)
Items included in net loss not affecting cash flows:
Depreciation and amortization	72,428	78,853
Loss on write-down of vessels and other fixed assets	19,037	88,408
Amortization of debt discount and other deferred financing costs	6,212	6,423
Deferred financing costs write-off	2,400	7,020
Stock compensation, non-cash	3,162	3,808
Earnings of affiliated companies	(29,201)	(49,427)
Other – net	448	131
Items included in net loss related to investing and financing activities:
Loss/(gain) on disposal of vessels and other property, net	643	(1,553)
Loss on repurchase of debt	1,295	-
Cash distributions from affiliated companies	43,622	21,220
Payments for drydocking	(4,520)	(21,396)
Insurance claims proceeds related to vessel operations	5,436	1,964
Changes in operating assets and liabilities	(44,502)	(11,968)
Net cash (used in)/provided by operating activities	(12,480)	17,395
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(148,946)	(173,535)
Proceeds from disposal of vessels and other property	169,292	18,344
Expenditures for other property	(1,096)	(406)
Investments in and advances to affiliated companies, net	3,679	(731)
Repayments of advances from joint venture investees	100,780	19,530
Net cash provided by/(used in) investing activities	123,709	(136,798)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	70,120	614,933
Payments on debt	(71,610)	(54,983)
Extinguishment of debt	(62,069)	(458,416)
Repurchases of common stock	-	(3,177)
Cash paid to tax authority upon vesting of stock-based compensation	(410)	(349)
Other – net	(222)	-
Net cash (used in)/provided by financing activities	(64,191)	98,008
Net increase/(decrease) in cash, cash equivalents and restricted cash	47,038	(21,395)
Cash, cash equivalents and restricted cash at beginning of year	70,606	92,001
Cash, cash equivalents and restricted cash at end of year	$117,644	$70,606

The Company adopted ASU No. 2016-18, Statement of Cash Flows (ASC 230), Restricted Cash, which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. The Company adopted this accounting standard on January 1, 2018. The adoption of this accounting standard resulted in the inclusion of restricted cash by $10,579 from December 31, 2017 in the beginning-of-year amount shown on the statement of cash flows for the fiscal year ended December 31, 2018.

8

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2018 and the comparable periods of 2017. Revenue days in the quarter ended December 31, 2018 totaled 3,883 compared with 4,506 in the prior year quarter. Revenue days in the fiscal year ended December 31, 2018 totaled 15,842 compared with 17,143 in the prior year. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$-	$-		$-	$32,175
Number of Revenue Days	-	-	-	17	75	92
VLCC
Average TCE Rate	$31,728	$-		$20,092	$21,277
Number of Revenue Days	1,187	-	1,187	679	78	757
Suezmax
Average TCE Rate	$30,606	$-		$20,408	$-
Number of Revenue Days	184	-	184	184	-	184
Aframax
Average TCE Rate	$18,968	$-		$14,117	$-
Number of Revenue Days	425	-	425	618	-	618
Panamax
Average TCE Rate	$14,866	$11,184		$13,286	$11,897
Number of Revenue Days	139	457	596	184	551	735
Total Crude Tankers Revenue Days	1,935	457	2,392	1,682	704	2,386
Product Carriers
LR2
Average TCE Rate	$15,575	$-		$15,439	$-
Number of Revenue Days	92	-	92	91	-	91
LR1
Average TCE Rate	$22,165	$-		$13,583	$-
Number of Revenue Days	354	-	354	360	-	360
MR
Average TCE Rate	$12,905	$5,294		$10,832	$5,294
Number of Revenue Days	978	67	1,045	1,577	92	1,669
Total Product Carriers Revenue Days	1,424	67	1,491	2,028	92	2,120
Total Revenue Days	3,359	524	3,883	3,710	796	4,506

9

	Fiscal Year Ended December 31, 2018			Fiscal Year Ended December 31, 2017
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$-	$-		$-	$34,867
Number of Revenue Days	94	-	94	17	348	365
VLCC
Average TCE Rate	$18,881	$13,221		$24,871	$33,756
Number of Revenue Days	3,854	97	3,951	2,525	346	2,871
Suezmax
Average TCE Rate	$18,973	$-		$17,910	$-
Number of Revenue Days	730	-	730	317	-	317
Aframax
Average TCE Rate	$12,808	$-		$13,392	$-
Number of Revenue Days	2,020	-	2,020	2,419	-	2,419
Panamax
Average TCE Rate	$12,988	$11,419		$13,030	$14,093
Number of Revenue Days	685	1,984	2,669	1,244	1,278	2,522
Total Crude Tankers Revenue Days	7,383	2,081	9,464	6,522	1,972	8,494
Product Carriers
LR2
Average TCE Rate	$12,729	$-		$13,813	$-
Number of Revenue Days	365	-	365	364	-	364
LR1
Average TCE Rate	$14,875	$-		$12,871	$17,040
Number of Revenue Days	1,416	-	1,416	808	615	1,423
MR
Average TCE Rate	$10,125	$5,294		$11,001	$5,342
Number of Revenue Days	4,257	340	4,597	6,496	366	6,862
Total Product Carriers Revenue Days	6,038	340	6,378	7,668	981	8,649
Total Revenue Days	13,421	2,421	15,842	14,190	2,953	17,143

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

10

Fleet Information

As of December 31, 2018, INSW’s owned and operated 48 vessels, 36 of which were owned, 6 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at December 31, 2018
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,950,110
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	3	3.0	2	2.0	5	5.0	562,943
Panamax	7	7.0	-	-	7	7.0	487,490
Crude Tankers	27	26.0	2	2.0	29	28.0	6,181,453

LR2	1	1.00	-	-	1	1.0	109,999
LR1	4	4.00	-	-	4	4.0	297,710
MR	6	6.00	4	4.0	10	10.0	498,471
Product Carriers	11	11.00	4	4.0	15	15.0	906,180

Total Crude Tanker & Product Carrier Operating Fleet	38	37.0	6	6.0	44	43.0	7,087,633
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
							7,087,633
							and
Total Operating Fleet	42	39.0	6	6.0	48	45.0	864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

11

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2018	2017	2018	2017
TCE revenues	$93,034	$65,094	$243,100	$274,995
Add: Voyage expenses	7,514	4,332	27,261	15,106
Shipping revenues	$100,548	$69,426	$270,361	$290,101

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2018	2017	2018	2017
Net income/(loss)	$6,958	$(90,720)	$(88,940)	$(106,088)
Income tax (benefit)/provision	(116)	13	(105)	44
Interest expense	18,204	11,570	60,231	41,247
Depreciation and amortization	18,683	20,610	72,428	78,853
EBITDA	43,729	(58,527)	43,614	14,056
Third-party debt modification fees and costs associated with repurchase of debt	13	110	1,306	9,240
Separation and transition costs	-	116	-	604
Loss on disposal of vessels and other property, property, including impairments	2,487	81,449	19,680	86,855
Write-off of deferred financing costs	-	-	2,400	7,020
Loss on extinguishment of debt	-	-	1,295	-
Adjusted EBITDA	$46,229	$23,148	$68,295	$117,775

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(C) Total Cash

	December 31,	December 31,
($ in thousands)	2018	2017
Cash and cash equivalents	$58,313	$60,027
Restricted cash	59,331	10,579
Total Cash	$117,644	$70,606

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